Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT ANNOUNCES FOURTH QUARTER ACTIONS

Builds Reserves Against Mortgage Portfolio; Writes Down Goodwill
In Student Lending Business; Improves Capital Ratios

        NEW YORK – January 11, 2008 – CIT Group Inc. (NYSE: CIT), a leading global commercial finance company, announced today that it will record several items in connection with its fourth quarter financial results.

        During the quarter, the Company’s commercial businesses had solid performance and it recorded gains on two previously announced sales within vendor finance; however, continued weakness in home lending markets and recent changes impacting student lending valuations caused the company to take certain actions. It is anticipated that fourth quarter results will include:

•	An increase in reserves for credit losses of approximately $300 million, predominantly related to the Company’s held-for-investment home lending portfolio. This additional provision for credit losses is expected to reduce net income by approximately $190 million.
•	A loss of approximately $40 million pre-tax, $25 million after-tax, on home lending receivables held-for-sale at September 30, 2007 reflecting the previously disclosed disposition of certain receivables during the quarter and a lower-of-cost-or-market adjustment on the remainder. Home lending receivables held-for-sale at December 31, 2007 are expected to be approximately $350 million.
•	A pre-tax gain in our Vendor Finance business of $270 million ($160 million after-tax) on the previously disclosed sales of CIT’s interest in its Dell Financial Services joint venture and of its U.S. Systems Leasing business. Both of these transactions closed as anticipated in December.

•	The write-off of all goodwill and intangibles related to the Company’s student lending business acquired in 2005, which is expected to reduce net income by approximately $300 million, but have no impact on either tangible book value or capital ratios. This non-cash charge is necessitated by recent decreases in market valuations for student lending businesses, and lower profit expectations for this business as a result of higher funding costs (both secured and unsecured).

        The combination of these items would be a net reduction to fourth quarter earnings of approximately $355 million after-tax, or $1.87 per share, resulting in an anticipated net loss for the quarter of between $125 to $135 million, or $0.65-$0.70 per share.

        Additionally, the Company strengthened its capital and liquidity positions and will report:

•	An improvement in the Tangible Equity to Managed Assets Ratio, which is expected to be approximately 8.8%, up from 7.7% at September 30, 2007 and above its 8.5% target.
•	Cash and committed liquidity in excess of $15.5 billion, representing over 120% of the total of commercial paper outstanding and 2008 unsecured debt maturities.

        The Company will release its consolidated fourth quarter and full year 2007 results at approximately 7:00 A.M. on January 17, 2008 and will host a conference call to discuss the results at 9:00 A.M. on that date. Additional information about the Company and the upcoming call can be found in the Investor Relations section of the CIT website at www.cit.com.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $80 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. CIT will celebrate its Centennial beginning February 11, 2008. www.cit.com.

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MEDIA RELATIONS: C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
curt.ritter@cit.com

INVESTOR RELATIONS: Ken Brause
Executive Vice President
(212) 771-9650
ken.brause@cit.com